Exhibit 10.8

Date: December 3, 2014

Midatech Pharma plc

Panmure Gordon (UK) Limited

Shareholders of Midatech Pharma plc

Lock-in Agreement

i

THIS AGREEMENT is made this      day of December 2014

BETWEEN:

(1)	MIDATECH PHARMA PLC (Registered in England and Wales with No. 09216368) whose registered office is at Milton Park Innovation Centre, 99 Park Drive, Milton Park, Abingdon OX14 4RY (the “Company”);

(2)	PANMURE GORDON (UK) LIMITED (Registered in England and Wales with No. 04915201) whose registered office is at One New Change, London, EC4M 9AF (“Panmure”); and

(3)	THOSE SHAREHOLDERS OF THE COMPANY WHOSE NAMES ARE SET OUT IN SCHEDULE 2 (together, the “Shareholders” and each a “Shareholder”).

IT IS AGREED as follows:

BACKGROUND

(A)	The Company is proposing to seek admission to trading on the AIM market of the London Stock Exchange of its entire issued and to be issued share capital.

(B)	At the request of Panmure and as part of the arrangements for the proposed admission to AIM, each Shareholder has agreed on the terms of this Agreement to certain restrictions on the disposal of his shares in the Company for a period following such admission.

1.	Definition

1.1	For the purpose of this Agreement the following words and phrases shall have the following meanings:

“Admission” means the admission of the entire issued and to be issued ordinary share capital of the Company to trading on AIM becoming effective as provided in rule 6 of the AIM Rules;

“AIM” means the market of that name operated by the London Stock Exchange;

“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange from time to time;

“Associate” shall in respect of a Shareholder, bear the meaning ascribed to it in paragraph (c) of the definition of “related party” in the AIM Rules as if a Shareholder fell within paragraphs (a) and/or (b) of such definition;

“Business Day” means a day upon which dealings may take place on AIM;

“Dispose of” or “Disposal” means directly or indirectly mortgaging, pledging, charging, assigning, selling, transferring, subscribing or otherwise disposing, including agreeing (conditionally or unconditionally) to do the same;

“in writing” shall include transmission by electronic mail;

“London Stock Exchange” means London Stock Exchange plc;

“Orderly Market Period” means the period of twelve months commencing on the expiry of the Restricted Period;

“Restricted Period” means the period from the date of Admission up to and including the date falling twelve months after Admission;

“Restricted Shares” means the Shares and any interests in Shares held by a Shareholder or an Associate as at Admission and includes any shares of any class or any interest in any shares of the Company or any rights arising from or attached to any such shares including but not limited to any such shares in the Company which convert or are converted into Shares on or prior to Admission, any shares which a Shareholder subsequently acquires in the Company which are derived from such Shares including without prejudice to the generality of the foregoing from any sub-division, bonus issue, open offer or rights issue, and any Shares arising from the exercise of options; and

“Shares” means ordinary shares of 0.005p each in the capital of the Company.

1.2	In this Agreement:

(a)	references to the masculine include the feminine and neuter and words denoting the singular include the plural and vice versa;

(b)	unless the context otherwise requires any reference to any clause or Schedule is to a clause of or the Schedule to this Agreement;

(c)	references to any Act, statute or statutory provision includes references to any such Act, statute or statutory provision as amended, re-enacted or replaced from time to time;

(d)	references to persons include references to partnerships, corporations or unincorporated associations; and

(e)	the headings are included for ease of reference and shall not affect the construction of this Agreement.

2.	Undertaking

2.1	Each Shareholder undertakes severally to the Company and Panmure (for so long as it remains nominated adviser or broker to the Company) that without the prior written consent of each of the Company and Panmure (or the broker for the time being of the Company if it is not Panmure (the “Replacement Broker”) (acting in their absolute discretion) and save in the circumstances set out in clause 3 below, he will not during the Restricted Period Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares.

2.2	Each Shareholder further undertakes severally to the Company and Panmure that, save in the circumstances set out in clause 3 below, during the Orderly Market Period he will only Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares through Panmure or the Replacement Broker in such manner as Panmure or the Replacement Broker (as the case may be) may reasonably require so as to ensure an orderly market in the Shares.

2.3	Each Shareholder undertakes severally to use all reasonable endeavours to ensure that his Associates comply with the restrictions contained in this clause 2 in respect of any Restricted Shares in which such person is interested.

2.4	Each Shareholder consents to the inclusion in the Admission Document of references to this Agreement and a summary of its contents.

3.	Exceptions

3.1	The restrictions contained in clause 2 shall not prevent a Disposal:

(a)	to an Associate;

(b)	to any person acting in the capacity of trustee of a trust created by a Shareholder or upon any change of trustees of a trust so created provided that the trust is established for charitable purposes or there are no persons beneficially interested under the trust other than a Shareholder and his Associates;

(c)	in acceptance of a general offer (or by the giving of an irrevocable undertaking to accept such offer) made to shareholders of the Company to acquire all the issued Shares (other than any Shares which are already owned by the person making such offer and any other person acting in concert with him);

(d)	under any scheme or reconstruction under section 110 of the Insolvency Act 1986 to the Company;

(e)	pursuant to any compromise or arrangement under Part 26 of the Companies Act 2006 providing for the acquisition by any person (or group of persons acting in concert) of 50 per cent. or more of the equity share capital of the Company and which compromise or arrangement has been sanctioned by the courts;

(f)	pursuant to an intervening court order; or

(g)	by the personal representatives after the death of a Shareholder.

3.2	The provisions of clause 3.1(a) shall be subject to the proposed transferee agreeing with the other parties to this Agreement to be bound by its restrictions by execution of a deed of adherence in or substantially in the form set out in the Schedule to this Agreement.

4.	Termination

4.1	The obligations of the parties under clause 2 of this Agreement are conditional upon Admission becoming effective on or before December 2014, or such later time or date (being not later than 8.00 a.m. on December 2014) as the Company and Panmure may agree in writing and shall cease on the earlier of the expiry of the period referred to in clause 2.2 or the Shares no longer being admitted to trading on AIM.

4.2	If the condition set out in clause 4.1 is not fulfilled by the date specified, this Agreement shall cease and determine and no party to this Agreement will have any claim against any other party to this Agreement for costs, damages, compensation or otherwise.

5.	Remedies

In view of the difficulties in placing a monetary value upon the effects of any breach of the terms of the undertakings referred to in this Agreement, each Shareholder recognises that each of Panmure and/or the Company will be entitled to seek and no Shareholder shall raise any objection to Panmure and/or the Company seeking injunctive relief as well as any other relief which may be appropriate under the circumstances in any court of competent jurisdiction in the event of any breach or anticipatory breach of the obligations set out above.

6.	Governing law and jurisdiction

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the Laws of England and Wales. The parties hereto irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

7.	Variation and Waiver

7.1	No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties hereto.

7.2	No waiver of any term, provision or condition of this Agreement shall be effective except to the extent made in writing and signed by the waiving party.

7.3	No omission or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver by it or any right to exercise it in future or of any other of its rights under this Agreement.

8.	Assignment

No party shall without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed) assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it nor purport to do any of the same.

9.	Notices

9.1	Each party may give any notice or other communication under or in connection with this Agreement by letter or facsimile transmission addressed to any other party. The address for service of each party shall be the address set out above or such other address within the United Kingdom for service as the addressee may from time to time notify to the other parties for the purposes of this clause or (in the case of a company) its registered office from time to time.

9.2	Any such notice shall be delivered by hand or sent by fax transmission or pre-paid first class post and if delivered by fax shall conclusively be deemed to have been given or served at the time of printout of a transmission report showing that the correct number of pages has been sent without error and if sent by post shall conclusively be deemed to have been received 48 hours after the time of posting.

9.3	If any deemed receipt under clause 9.2 occurs before 9.00 a.m. on any Business Day, the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on any Business Day or on any day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

10.	General

10.1	If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as invalid and unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

10.2	This Agreement may be executed in any number of counterparts each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same agreement.

10.3	It is not intended that a person who is not a party to this Agreement shall have rights under this Agreement pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

EXECUTED as a deed and delivered on the date stated at the beginning of this document.

Schedule 1

Deed of Adherence

THIS DEED OF ADHERENCE is made on [DATE] by [NAME] of [ADDRESS] (“the Covenantor”) in favour of Midatech Pharma plc (Company No. 09216368) whose registered office is at Milton Park Innovation Centre, 99 Park Drive, Milton Park, Abingdon OX14 4RY (the “Company”), Panmure Gordon (UK) Limited (Company No. 04915201) whose registered office is One New Change, London, EC4M 9AF (“Panmure”) and is supplemental to the Lock-In Agreement (“Lock-In Agreement”) dated [●] 2014 made between (1) the Company, (2) Panmure and (3) certain shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1.	The Covenantor hereby confirms that he or it has been supplied with a copy of the Lock-In Agreement and hereby covenants with each of the parties thereto to observe, perform and be bound by all the terms of the Lock-In Agreement as if it were a party thereto and named therein as a Shareholder.

2.	This Deed shall be governed by and be construed in accordance with English law.

THIS DOCUMENT has been executed as a deed by the Covenantor and is intended to be and is hereby delivered on the date first above written.

Schedule 2

The Shareholders

1

This Agreement has been signed on behalf of each of the parties by a duly authorised signatory on the date stated at the beginning of this document.

SIGNED for and on behalf of MIDATECH PHARMA PLC:

Signature

Print name

[Title]

SIGNED for and on behalf of PANMURE GORDON (UK) LIMITED:

Signature

Print name

[Title]

SIGNED by JAMES PHILLIPS, duly appointed attorney on behalf of each of the SHAREHOLDERS

Signature

Print name

[Title]

2